CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$23,464,000	$1,309.29

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

July 2009

Pricing Supplement No. 6

Registration Statement No. 333-145845

Dated July 24, 2009

Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

RevConsSM

Two RevConsSM Each Based on a Different Common Stock due January 29, 2010

Reverse Convertible Securities

RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying stock of a specific underlying company at maturity if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock trades at or below the trigger price on any trading day from but excluding the pricing date and up to and including the determination date. In such circumstances, the value of these shares will be less than the value of the investor’s initial investment and may be zero. Alternatively, if the underlying stock never trades at or below the trigger price, the RevCons will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying stock. The investor has no opportunity to participate in any upside of the underlying stock. RevCons are not principal protected. The RevCons are senior unsecured obligations of Barclays Bank PLC, and all payments on the RevCons are subject to the credit risk of Barclays Bank PLC. This pricing supplement offer two separate RevCons, each relating to the common stock of a different underlying company.

SUMMARY TERMS FOR ALL REVCONS
Issuer:	Barclays Bank PLC
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (see “Commissions and Issue Price” below)
Payment at maturity:	Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from but excluding the pricing date and up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.
Trigger event:	Closing price trigger event
Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons.
Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Coupon:	Payable monthly at the specified interest rate calculated on a 30/360 basis beginning August 28, 2009.
Pricing date:	July 24, 2009
Original issue date:	August 3, 2009 (six business days after the pricing date)
Listing:	The RevCons will not be listed on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	Microsoft Corporation (“MSFT”)	Monsanto Company (“MON”)
Maturity date:	January 29, 2010	January 29, 2010
Interest rate:	10.00%	11.00%
Trigger level:	80%	75%
Determination date:	January 26, 2010	January 26, 2010
CUSIP:	06739JLY7	06739JLZ4
ISIN:	US06739JLY72	US06739JLZ48
Initial share price:	$23.45	$84.16
Trigger price:	$18.76	$63.12
Exchange ratio:	42.64392	11.88213
Aggregate principal amount:	$9,625,000	$13,839,000

Commissions and Issue Price:	Per MSFT RevCons	Total	Per MON RevCons	Total
Price to public(1)	$1,000	$9,625,000	$1,000	$13,839,000
Agent’s commissions(1)(2)	$20	$192,500	$20	$276,780
Proceeds to company	$980	$9,432,500	$980	$13,562,220
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCons. Please see “Syndicate Information” on page 10 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus Supplement dated February  10, 2009 and

Prospectus dated February 10, 2009

We may use this pricing supplement in the initial sale of the RevCons. In addition, Barclays Capital Inc. or any of our affiliates may use this pricing supplement in market resale transactions in any RevCons after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Capital Protected Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Additional Terms of the RevCons

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these RevCons are a part. This pricing supplement, together with the documents listed below, contain the terms of the RevCons and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the RevCons involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the RevCons.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

■	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

■	Prospectus supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The RevCons constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the RevCons will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

July 2009	Page 2

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Fact Sheet

This pricing supplement offers two separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”). Each RevCons provides exposure to a single underlying stock. You may choose to invest in only one of the RevCons described below or in more than one.

The RevCons offered are all senior unsecured obligations of Barclays Bank PLC, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by the preliminary terms for each RevCons set forth below. At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares as of the determination date. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued by Barclays Bank PLC. All payments on the RevCons are subject to the credit risk of Barclays Bank PLC.

“RevCons” is a service mark of Morgan Stanley.

Expected Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):	Maturity date:
July 24, 2009	August 3, 2009 (six business days after the pricing date)	January 29, 2010

Key Terms Applicable to All RevCons
Issuer:	Barclays Bank PLC
Issue price:	$1,000 per RevCons (see “Syndicate Information” on page 10)
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from but excluding the pricing date and up to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.
Initial share price:	The initial share price for each RevCons will be the closing price of the underlying stock on the pricing date.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons.
Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:	Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock. The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor upon certain corporate events.
Coupon:	Payable monthly at the specified interest rate beginning August 28, 2009.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Trigger event:	Closing price trigger event
Postponement of maturity date:	If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

July 2009	Page 3

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Specific Terms for Each RevCons
Underlying stock:	Microsoft Corporation (“MSFT”)	Monsanto Company (“MON”)
Maturity date:	January 29, 2010	January 29, 2010
Interest rate:	10.00%	11.00%
Trigger level:	80%	75%
Determination date:	January 26, 2010	January 26, 2010
CUSIP:	06739JLY7	06739JLZ4
ISIN:	US 06739JLY72	US 06739JLZ48
Initial share price:	$23.45	$84.16
Trigger price:	$18.76	$63.12
Exchange ratio:	42.64392	11.88213
Aggregate principal amount:	$9,625,000	$13,839,000
Risk factors:	Please see “Risk Factors” on page 11.

July 2009	Page 4

RevConsSM

Two RevConsSM Each Based on a Different Common Stock due January 29, 2010

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of RevCons. The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations,” you agree with the issuer to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of the underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right. However, other reasonable approaches are possible. Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Deposits and Put Options.” The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement. Because the term of the RevCons is less than one year, the issuer intends to treat the deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

Please read the discussion under “Risk Factors — Structure Specific Risk Factors” in this pricing supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to non-U.S. holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to non-U.S. holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors — Structure Specific Risk Factors” in this pricing supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close over the term of the RevCons, and on the determination date, in order for you to receive for each RevCons at maturity the stated principal amount of the RevCons. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

July 2009	Page 5

RevConsSM

Two RevConsSM Each Based on a Different Common Stock due January 29, 2010

ERISA:	See “Employee Retirement Income Security Act” starting on page S-106 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 1101) or 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

July 2009	Page 6

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Syndicate Information

Issue price of the RevCons	Selling concession	Principal amount of RevCons for any single investor
$1,000	$20.00	<$1MM
$997.50	$17.50	>$1MM and <$3MM
$996.25	$16.25	>$3MM and <$5MM
$995.00	$15.00	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the RevCons. We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2009	Page 7

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1	The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.
Payment Scenario 2	The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) which may be worth substantially less than the stated principal amount of the RevCons based on the closing price of underlying stock on the determination date. You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values and assumptions:

■ Stated principal amount (per RevCons):	$1,000

■ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)

■ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)

■ Trigger price:	$75 (75% of the initial share price)

■ Coupon per annum:	16%

■ Investor purchases $1,000 principal amount of RevCons on the pricing date at the issue price and holds the RevCons to maturity.

■ No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the RevCons.

July 2009	Page 8

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

TABLE 1: At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $75.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76.00	$1,000.00	$80.00	$1,080.00
$80.00	$1,000.00	$80.00	$1,080.00
$90.00	$1,000.00	$80.00	$1,080.00
$100.00	$1,000.00	$80.00	$1,080.00
$120.00	$1,000.00	$80.00	$1,080.00
$140.00	$1,000.00	$80.00	$1,080.00

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date. In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or, at our option, the cash value of the hypothetical underlying stock as of the determination date. In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of hypothetical underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0.00	$80.00	$80.00
$25.00	$250.00	$80.00	$330.00
$50.00	$500.00	$80.00	$580.00
$75.00	$750.00	$80.00	$830.00
$91.00	$910.00	$80.00	$990.00
$100.00	$1,000.00	$80.00	$1,080.00
$125.00	$1,000.00	$80.00	$1,080.00
$150.00	$1,000.00	$80.00	$1,080.00

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

July 2009	Page 9

RevConsSM

Two RevConsSM Each Based on a Different Common Stock due January 29, 2010

Risk Factors

Each of the RevCons offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons. Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

Structure Specific Risk Factors

■

You may not receive a return of principal. The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date. If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

■

Investors will not participate in any appreciation in the value of the underlying stock. Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the interest payable on the RevCons.

■

Market price influenced by many unpredictable factors. Several factors will influence the value of the RevCons in the secondary market. Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

■

Market price influenced by inclusion of commissions and projected profit from hedging activities. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

■

Maturity date of the RevCons may be accelerated. The maturity of each specific RevCons will be accelerated if, among other things, (i) the closing price of the underlying stock for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 (a “price event acceleration”) or (ii) there is an event of default with respect to the RevCons. The amount payable to the investor may differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons. For details of the price event acceleration, please see “Price Event Acceleration” in this free writing prospectus.

■

No shareholder rights. Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

■	The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons. Following certain corporate events relating to an underlying stock,

July 2009	Page 10

RevConsSM

Two RevConsSM Each Based on a Different Common Stock due January 29, 2010

you may receive at maturity the common stock of a successor corporation to the relevant underlying stock. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

■

Antidilution adjustments. Although the calculation agent may adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

■

The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet — General Information — Tax Considerations” in this pricing supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons. If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections. We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to non-U.S. holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to non-U.S. holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

■

The RevCons offered by this pricing supplement are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. This pricing supplement offer two separate RevCons. Each RevCons carries exposure to the underlying stock for that RevCons. Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons offered by this pricing supplement.

■

The RevCons will not be listed and secondary trading may be limited. The RevCons will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the RevCons. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may, but is not obligated to, make a market in the RevCons. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which Barclays Capital Inc. and other

July 2009	Page 11

RevConsSM

Two RevConsSM Each Based on a Different Common Stock due January 29, 2010

affiliates of Barclays Bank PLC is willing to transact. If, at any time, Barclays Capital Inc. and other affiliates of Barclays Bank PLC were to cease making a market in the RevCons, it is likely that there would be no secondary market for the RevCons. Accordingly, you should be willing to hold your RevCons to maturity.

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No affiliation with any issuer of an underlying stock. None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons. The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

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Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the RevCons. As calculation agent, Barclays Bank PLC will determine whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price during the term of the RevCons and whether the closing price of the relevant underlying stock on the determination date is less than the relevant initial share price. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The hedging or trading activities of Barclays Bank PLC and other affiliates of ours on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stocks on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date in respect of a particular RevCons could potentially affect the price of the underlying stock for that RevCons and, accordingly, potentially increase the relevant initial share price used to calculate the relevant trigger price and, therefore, potentially increase the relevant trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of a particular RevCons could potentially affect whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the relevant underlying stock (or the cash value thereof) at maturity. Furthermore, if the closing price of an underlying stock has decreased to or below the relevant trigger price such that you could receive shares of that underlying stock at maturity, or at our option, the cash value of those shares as of the determination date, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

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The RevCons are subject to the credit risk of Barclays Bank PLC, and its credit ratings and credit spreads may adversely affect the market value of the RevCons. Investors are dependent on Barclays Bank PLC’s ability to pay all amounts due on the RevCons on interest payment dates and at maturity, and therefore investors are subject to the credit risk of Barclays Bank PLC and to changes in the market’s view of Barclays Bank PLC’s creditworthiness. Any decline in Barclays Bank PLC’s credit ratings or increase in the credit spreads charged by the market for taking Barclays Bank PLC credit risk is likely to adversely affect the market value of the RevCons.

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Barclays Bank PLC may engage in business with or involving any issuer of underlying stock without regard to your interests. The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-5 of the prospectus supplement. We also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

July 2009	Page 12

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Price Event Acceleration

In addition to the circumstances, described in “Reference Asset — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset — Additional Adjustment Events” in the accompanying prospectus supplement, under which the maturity date of the notes may be accelerated, if the closing price of the underlying stock for the RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00, the calculation agent may accelerate the maturity date to the third business day (the “date of acceleration”) immediately following the second consecutive trading day on which the underlying stock trades below $2.00 (such day, the “acceleration trigger day”). Upon such acceleration, with respect to the stated principal amount of each RevCons, we will deliver to DTC, as holder of the RevCons, on the date of acceleration:

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a number of shares of the underlying stock equal to the exchange ratio multiplied by the exchange factor, as of such date of acceleration, or at our sole option, the cash value of those underlying shares as of such date of acceleration; and

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accrued but unpaid coupon to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of coupon on the RevCons (excluding any portion of such payments of coupon accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.

We expect such shares (if any) and cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Investors will not be entitled to receive the return of the stated principal amount of each RevCons upon a price event acceleration.

July 2009	Page 13

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information” in the prospectus supplement.

This pricing supplement relate only to the RevCons offered hereby and do not relate to any underlying stock or other securities of any issuer of underlying stock. The issuer has derived all disclosures contained in this pricing supplement regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

Microsoft Corporation

According to publicly available information, Microsoft Corporation (“MSFT”) develops and markets software, services, and solutions. MSFT does business throughout the world and has offices in more than 100 countries. MSFT generates revenue by developing, manufacturing, licensing, and supporting a wide range of software products for many computing devices. Its software products include operating systems for servers, personal computers, and intelligent devices; server applications for distributed computing environments; information worker productivity applications; business solution applications; high-performance computing applications, and software development tools. MSFT provides consulting and product support services. MSFT also researches and develops advanced technologies for future software products. MSFT’s SEC file number is 000-14278.

Monsanto Company

According to publicly available information, Monsanto Company, (“MON”) is a global provider of agricultural products for farmers. MON’s business consists of two segments: Seeds and Genomics and Agricultural Productivity. The Seeds and Genomics segment produces the seed brands DEKALB, Asgrow, Deltapine, Seminis, and De Ruiter and develops biotechnology traits that assist farmers in controlling insects and weeds. The Agricultural Productivity segment manufactures Roundup brand herbicides and other herbicides and provides lawn-and-garden herbicide products for the residential market. MON’s SEC file number is 001-16167.

July 2009	Page 14

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Historical Information

Historical Information. The following tables set forth the published high and low closing prices for each underlying stock for 2006, 2007, 2008 and 2009 through July 24, 2009. The associated graphs show the closing price for the underlying stock for each day in the same period. The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

Microsoft Corporation (CUSIP 594918104)	High	Low	Dividends
2006
First Quarter	28.15	26.28	0.09
Second Quarter	27.74	21.51	0.09
Third Quarter	27.44	22.26	0.10
Fourth Quarter	30.19	27.36	0.10
2007
First Quarter	31.21	26.72	0.10
Second Quarter	31.11	27.74	0.10
Third Quarter	31.51	27.81	0.11
Fourth Quarter	37.06	29.45	0.11
2008
First Quarter	35.37	26.99	0.11
Second Quarter	31.80	27.12	0.11
Third Quarter	28.13	24.57	0.13
Fourth Quarter	26.48	17.53	0.13
2009
First Quarter	20.76	15.15	0.13
Second Quarter	24.07	18.61	0.13
Third Quarter (through July 24, 2009)	25.56	22.39	—

We make no representation as to the amount of dividends, if any, that Microsoft Corporation may pay in the future. In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Microsoft Corporation.

July 2009	Page 15

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Monsanto Company (CUSIP 61166W101)	High	Low	Period End
2006
First Quarter	43.99	39.31	0.10
Second Quarter	44.30	38.05	0.10
Third Quarter	48.24	41.02	0.10
Fourth Quarter	53.08	42.99	0.13
2007
First Quarter	56.48	49.85	0.13
Second Quarter	67.55	55.01	0.13
Third Quarter	85.74	62.72	0.18
Fourth Quarter	115.33	84.24	0.18
2008
First Quarter	127.25	97.13	0.18
Second Quarter	142.69	110.93	0.24
Third Quarter	125.12	97.15	0.24
Fourth Quarter	97.84	66.26	0.24
2009
First Quarter	87.64	71.65	0.27
Second Quarter	91.83	74.34	0.27
Third Quarter (through July 24, 2009)	84.16	71.34	—

We make no representation as to the amount of dividends, if any, that Monsanto Company may pay in the future. In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Monsanto Company.

July 2009	Page 16

RevConsSM

Two RevConsSM each based on a different Common Stock due January 29, 2010

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”) and Morgan Stanley Smith Barney LLC (the “Selected Dealer”), together, the “Agents” and the Agents have agreed to purchase from us, the principal amount of the RevCons, and at the price, specified on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b) containing the final pricing terms of the RevCons. The Agents will commit to take and pay for all of the RevCons, if any are taken.

Delivery of the RevCons of a particular series may be made against payment for the RevCons more than six business days following the pricing date for those RevCons (that is, a particular series of RevCons may have a settlement cycle that is longer than “T+6). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

July 2009	Page 17